CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors

CLEARTRONIC, INC.

Boca Raton, FL

We hereby consent to the use of our report dated February 4, 2008, except for Note 11 which is dated May 15, 2008, with respect to our audit of the balance sheet as of September 30, 2007, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for each of the years in the two year period ended September 30, 2007 of GlobalTel IP, Inc. (now known as Cleartronic, Inc.), and which appear in this Registration Statement.

We also consent to the reference to our Firm under the headings “Summary Financial Information” and “Experts” in the Prospectus, which is part of this Registration Statement.

Respectfully submitted,

RIBOTSKY, LEVINE & COMPANY, CPAs

 a DBA of STARMAN & ABITANTE, LLC

Miami, Florida

July 18, 2008